EXHIBIT 10.13

ARCHER CAPITAL

BUSINESS CONSULTING AGREEMENT

THIS BUSINESS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 29th day of August, 2007, between Archer Capital, Inc., located at 209 Johnson Street, North Andover, MA 01845, (hereinafter referred to as "ARCHER CAPITAL") and WiFiMED Holdings, Inc., located at 2000 RiverEdge Pkwy, Suite GL 100A, Atlanta, GA 30328 (hereinafter referred to as the "WIFIMED").  This Agreement supersedes any prior consulting agreement(s) between the parties wherein services are to be rendered by ARCHER CAPITAL in exchange for S-8 shares.

WITNESSETH:

WHEREAS, ARCHER CAPITAL is a consultant that specializes in providing specialized business advisory services to companies; and

WHEREAS, WIFIMED desires to have ARCHER CAPITAL provide business advisory services; and

WHEREAS, ARCHER CAPITAL is willing to accept WIFIMED as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. ENGAGEMENT: WIFIMED hereby engages ARCHER CAPITAL to perform business consulting services described in Section 2 of this Agreement.

2. CONSULTING SERVICES: ARCHER CAPITAL's duties shall consist of:  consulting with WIFIMED regarding its business plan, corporate acquisitions, asset purchases, and other business matters.  ARCHER CAPITAL's duties under this Agreement shall not include any activities directed at or involving raising capital.  For any such services rendered, ARCHER CAPITAL shall be separately compensated pursuant to a separate agreement.

3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence as of August 29, 2007.

4. COMPENSATION TO BE PAID BY WIFIMED: WIFIMED agrees to pay the following:

A.      One million, two hundred  (1,200,000) S-8 shares of WIFIMED at $0.20 to be apportioned among the principals of ARCHER CAPITAL as designated by ARCHER CAPITAL;

B.       All reasonable travel costs and expenses incurred by ARCHER CAPITAL in carrying out its duties and obligations pursuant to the provisions of this Agreement, including but not limited to transportation, lodging and food expenses, when such travel is conducted on behalf of WIFIMED, provided all cost and expense items in excess of five hundred dollars ($500.00) must be approved by WIFIMED in writing prior to ARCHER CAPITAL's incurrence of the same.

C.       Twenty thousand (20,000) dollars to be paid in October 2007 and fifteen thousand (15,000) dollars to be paid in each of November 2007 and December 2007.  Beginning in the year 2008, WIFIMED shall pay ARCHER CAPITAL five thousand (5,000) dollars per month for a period of twelve months.

5.     LIMITATION OF ARCHER CAPITAL'S LIABILITY: If ARCHER CAPITAL fails to perform its services hereunder, its entire liability to WIFIMED shall not exceed the lesser of (a) the amount of compensation ARCHER CAPITAL has received from WIFIMED under Section 4 of this Agreement or (b) the actual damage to WIFIMED as a result of such non-performance.  IN NO EVENT SHALL ARCHER CAPITAL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST WIFIMED BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT. WIFIMED expressly acknowledges that (i) WIFIMED understands it must employ its own legal, accounting and tax counsel to review and approve any transactions; and  (ii) ARCHER CAPITAL is in no way providing legal, financial or tax advice upon which WIFIMED should act without consulting its own counsel.  All work by ARCHER CAPITAL is on a "best effort" basis.

6.     CONFIDENTIALITY/NONDISCLOSURE/NONCIRCUMVENTION: (A) Until such time as the same may become publicly known, ARCHER CAPITAL agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon written request of WIFIMED, all materials and original documentation provided by WIFIMED will either be destroyed or returned at ARCHER CAPITAL's option.  (B) Further, WIFIMED agrees not to circumvent or interfere with or attempt to circumvent or interfere with the business relationships existing between ARCHER CAPITAL and any entities introduced to WIFIMED by ARCHER CAPITAL.

7.     NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail, or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith, the parties and their respective counsel agreeing that in giving such notice, such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

8.     SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision,, to the extent invalid, illegal or unenforceable, shall be modified to the extent necessary to be legal, valid, and enforceable, and shall not affect any other provision hereof.

9.        MISCELLANEOUS:

A.      GOVERNING LAW: This Agreement shall be governed by the laws of the State of Massachusetts.  Venue for all litigation shall be Essex County, Massachusetts.  ARCHER CAPITAL shall be entitled to reimbursement of legal fees and costs, including attorney fees, if WIFIMED fails to pay ARCHER CAPITAL in accordance with the terms of this Agreement and ARCHER CAPITAL initiates legal action.

B.       CURRENCY: References to dollars shall be deemed to be United States Dollars.

C.       MULTIPLE/FAXED COUNTERPARTS: This Agreement may be executed in multiple counterparts, and by fax transmission, each of which shall be deemed an original. It shall be necessary that each party execute each counterpart.

D.      LIMIT OF PROFESSIONAL CAPACITIES: The parties acknowledge that ARCHER CAPITAL is not serving in an official audit capacity, nor acting as an attorney, nor in any way providing any formal tax opinions. ARCHER CAPITAL recommends WIFIMED obtain independent legal and tax counsel to participate in the process.

E.       TERMINATION: Should ARCHER CAPITAL terminate this Agreement, other than due to a breach by WIFIMED, ARCHER CAPITAL shall forfeit any future retainer compensation not already earned. Should WIFIMED terminate, other than as allowed herein, ARCHER CAPITAL shall be entitled to all compensation referenced in Section 4.

F.       ASSIGNMENT: ARCHER CAPITAL shall have the right to assign any proceeds due under this Agreement.

G.       NON-EXCLUSIVE NATURE: WIFIMED acknowledges that WIFIMED is not the only client being provided services by ARCHER CAPITAL, and that ARCHER CAPITAL is under no obligation to provide priority treatment to WIFIMED relative to other clients of ARCHER CAPITAL.

Archer Capital, Inc.                                                                                                                                    WiFiMed Holdings Company, Inc.

By: ______________________                                                                By:  _______________________

       ______________________                                                                        Gregory Vacca

       Partner                                                                                                               President and CEO